EXHIBIT 99.1

For Further Information:

Scheid Vineyards Inc.  (Nasdaq SCM:  SVIN)

305 Hilltown Road

Salinas, CA 93908

(831) 455-9990

www.scheidvineyards.com

CONTACT:	Scott Scheid, President and Chief Executive Officer
Mike Thomsen, Chief Financial Officer

For Immediate Release:

October 19, 2005

SCHEID VINEYARDS INC. RECEIVES NOTICE REGARDING NONCOMPLIANCE WITH NASDAQ’S BOARD COMPOSITION RULES

SALINAS, CA – October 19, 2005 - Scheid Vineyards Inc. (Nasdaq SCM:  SVIN) announced today it received a Nasdaq Staff Determination on October 13, 2005 indicating that the Company fails to comply with Nasdaq’s rules regarding a majority independent board of directors, nomination of directors, compensation of officers, and audit committee composition for continued listing as set forth in Marketplace Rules 4350(c)(1), 4350(c)(3), 4350(c)(4), and 4350(d)(2), respectively, and that its securities are, therefore, subject to delisting from the Nasdaq SmallCap Market.

In order to comply with Nasdaq’s rules regarding a majority independent board of directors and the requirement of at least three independent directors to serve on the Company’s audit committee, the Board took two actions.  It appointed Keith Krum, formerly with Bank of the West, to the Board of Directors and to serve on the Company’s audit committee.  It also accepted the resignation of Heidi Scheid from the Board of Directors.  Ms. Scheid will continue to serve as Senior Vice President, Treasurer and Secretary of the Company.

The Company believes that as now constituted, its Board of Directors complies with Nasdaq’s Marketplace Rules.  If the Company is not able to resolve these matters with Nasdaq prior to October 20, 2005, the Company intends to request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff determination.  There can be no assurance that the panel would grant the Company’s request for continued listing.

Scheid Vineyards Inc. (www.scheidvineyards.com) is an independent producer of premium wine grapes and bulk wine.  The Company operates approximately 5,700 acres of vineyards, primarily in Monterey County, California. The Company sells most of its grape production under short and long-term grape and bulk wine contracts to wineries producing high quality table wine.  The Company also operates a winery with an approximately 10,000 ton processing capability in which the Company produces bulk wine, as well as a small amount of ultra premium wine under its own label.